ANCONA MINING CORPORATION

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of this 25th day of October 2004, by and between ANCONA MINING CORP., a Nevada Corporation, with its principal offices located at 391A rue Laurier, Montreal, Quebec, Canada H2V 2K3 (“ANCONA”), and Gerard Dab (“DAB”), residing at 267 Metcalfe Ave., Westmount, Quebec, H3Z 2H6. This Employment Agreement shall hereinafter be referred to as the “Agreement”.

WITNESSETH:

1.	Employment.

ANCONA agrees to employ DAB, and DAB agrees to be employed by ANCONA, upon the terms and subject to the conditions of this Agreement.

2.	Term

The employment of DAB by ANCONA as provided in Section 1 hereof will commence on October 25th, 2004 and shall be for a five year term. (the “Term”).

3.	Duties; Best Efforts.

(a)       DAB shall serve as the Chairman of the Board and Chief Executive Officer of ANCONA reporting directly to the Board of Directors, and shall perform well and faithfully the duties within such offices which may be assigned to him. DAB shall devote all of his business time, attention, and energies to the business and affairs of ANCONA, and shall not without a specific prior written consent from the Board of Directors, undertake any other business or occupation. DAB shall use his best efforts to advance the best interests of ANCONA and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage.

4	Compensation.

(a)

Annual Salary. ANCONA shall pay to DAB a base salary at a rate of not less than Canadian One Hundred Eighty-Seven Thousand Five Hundred Dollars (Can$187,500.00) per annum, payable in bi-weekly installments of Can$7,211.54.

(b)	The Annual Salary is subject to be re-evaluated twice per year.

(c)

Bonus. DAB shall be eligible for a bonus, as determined by the Board of Directors of up to twenty-five percent (25%) of his base salary per year, which may be based on ANCONA’s attainment of certain performance goals.

At such time as ANCONA has made an aggregate of $10 million in sales since the commencement of operations, DAB shall have a cash bonus of $50,000.

(d)       Expenses. DAB will receive a discretionary expense allowance of Can$10,000 annually.

(e)       Participation in Benefit Plans. DAB shall be entitled to receive an expense allowance, participate in such benefits under qualified retirement plans, group health and hospitalization plans, disability and group life insurance plans, and qualified stock option plans, as are offered to other ANCONA executives and key management employees.

Notwithstanding the foregoing, however, and in addition thereto, in the event that DAB becomes disabled so that he cannot perform the normal and customary duties of his employment, ANCONA agrees to pay DAB his full salary for the first six (6) months of such disability.

With respect to stock options issued under the Stock Option Plan implemented by ANCONA and unless vested (exercisable) sooner under said plan or pursuant to a specific grant, such options shall become vested and therefore exercisable over twenty (20) months, (provided DAB is still employed on such date), and within one hundred eighty (180) days after the cessation of employment. Options will vest at 5% each month commencing on the grant date, unless exercisable sooner.

Notwithstanding the foregoing, however, if DAB is Terminated Without Cause, DAB shall be entitled immediately upon such termination, and for the next ensuing two (2) year period, to exercise any part or all of said options with respect to the shares of Stock covered by the option, whether vested (exercisable) or not. Except as otherwise specifically provided in this Agreement, the rights and obligations of DAB and ANCONA shall be governed by the terms and conditions of the Stock Option Plan.

(f)        Vacation   DAB shall be entitled to paid vacation during the Term of four (4) weeks (twenty (20) working days) per year. In the event of a termination of DAB’s employment for any reason other than those set forth in Section 5 inclusive, DAB (or his estate) may, at this option, take or be paid for all vacation accruing up to the date of termination. DAB shall also be entitled to all paid holidays given by ANCONA to its executives and key management employees.

(g)       Directors’ and Officers’ Liability Insurance DAB shall be covered by the Directors’ and Officers’ liability insurance policies maintained by ANCONA.

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5.	Termination

(a)       ANCONA may terminate DAB’s employment hereunder prior to the expiration of the Term, in the event that DAB hereafter (i) dies during the Term, (ii) becomes disabled (as hereinafter defined) for a consecutive period of three (3) months during the Term, (iii) shall willfully fail to comply with any of the material terms of this Agreement, (iv) shall willfully fail to perform his duties hereunder, (v) shall willfully disregard policy directions from the Board of Directors of ANCONA which are not inconsistent with the provisions of this Agreement, or (vi) for Serious Reason.

i.  For purposes of this Agreement, DAB shall be deemed to have become disabled when he is deemed disabled under the terms of any disability income insurance policy covering him. In the absence of such a disability policy (or if there is a conflicting definition in two (2) or more policies of disability insurance), DAB’s inability to regularly perform his regular duties shall constitute his disability for purposes hereof.

ii. The term “Serious Reason” for the termination of DAB’s employment shall be limited to (i) DAB’s fraud, misappropriation, or embezzlement, or (ii) DAB’s conviction of a crime involving moral turpitude or conviction of a felony, or (iii) DAB’s material breach of the provisions of Paragraph 6 or Paragraph 7 of this Agreement.

(b)        ANCONA shall not be permitted to terminate DAB’s employment for any reason other than those stated in 5(a) above. Any attempt to terminate other than as provided in 5(a) above shall be deemed to be a “Termination Without Serious Reason”.

(c)        ANCONA may terminate this agreement at its discretion for any reason by giving DAB 4 weeks prior notice of its decision to dismiss. ANCONA may, at any time during the notice period, choose to immediately discharge DAB, but in this case DAB shall be entitled to receive and shall be paid all amounts which he would otherwise earn during the notice period.

(d)                   If ANCONA   terminates this agreement at its discretion, without serious reason, ANCONA shall pay DAB an amount equal to his gross base annual salary (at the time of notification of termination) or his gross salary for the remainder of the “Term” whichever is greater. All appropriate withholding as may be required by law will be deducted from the amount so calculated. This payment shall be made within 7 days after the last day DAB is employed. The bonus for the fiscal year in which termination takes place, if any, will be paid pro rata to the number of days worked in the fiscal year. With the exception of the amount referred above, DAB shall have no right to be paid or to claim any further payments related to or arising out of termination of his employment by ANCONA and he renounces to any further right or claim.

(e)                   ANCONA’s obligation to make the aforesaid payments will not be reduced or affected if DAB has secured alternative employment.

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(f)

In the event of a Termination Without Serious Reason, in addition to any amounts payable or benefits provided for pursuant to Section 7(c) hereof, DAB shall be entitled to receive the compensation set forth in Article 4 and all his medical and health insurance benefits for one year or for the remainder of the “Term” whichever is greater. In the event of involuntary termination the stock options would vest on the last day DAB is employed by ANCONA.

6.	Protection of Confidential Information

(a)       DAB acknowledges that he has been provided with information about ANCONA, and his employment by ANCONA will, throughout the Term, bring him into close contact with many confidential affairs of ANCONA and its clients, including information about costs, profits, markets, equipment, customers, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods, plans for future developments and other information not readily available to the public. DAB further acknowledges that the business of ANCONA is conducted throughout the world, that ANCONA competes in nearly all of its business activities with other organizations which are or could be located in nearly every part of the world and that the nature of the services, position and expertise of DAB are such that he is capable of competing with ANCONA from nearly every location in the world. In recognition of the foregoing, DAB covenants and agrees:

i.

That he will keep secret all confidential matters of ANCONA and not disclose such matters to anyone other than ANCONA, either during or after the Term, except with ANCONA’s prior written consent, or except as required by law or regulation;

ii.	That he will not make use of any such confidential matter for his own purposes or the benefit of anyone other than ANCONA; and

iii.

That he will deliver promptly to ANCONA on termination of this Agreement, or at any time ANCONA may so request, all confidential memoranda, notes, records, reports and other confidential documents (and all copies thereof) relating to the business of ANCONA, which he may then possess or have under his control.

(b)       The foregoing nondisclosure requirements shall not apply to information which now or hereafter becomes available to the public, through no fault of DAB, information which was known to DAB, as documented by his written records, prior to the effective date of this Agreement or which is legally and lawfully obtained by DAB from a third party independent of ANCONA without a similar obligation of nondisclosure.

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7.	Restriction on Competition

(a)       In recognition of the considerations described in Section 4 and 5 hereof and that the following covenant is a specific condition for the engagement of DAB, DAB covenants and agrees that, during the Term and for a period of one (1) year thereafter, he will not (i) enter directly into the employ of or render directly, any services to any person, firm or corporation engaged in any business or activity competitive with the business of ANCONA, (ii) engage directly in any such business for his own account, or (iii) become interested directly in any such business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; provided, however, that (A) the provisions of clause (i) shall not be deemed to preclude DAB from employment by a corporation, some of the activities of which are competitive with the business of ANCONA, if DAB does not participate directly or indirectly, in such competitive business activity, and (B) nothing contained in this Section 7 shall be deemed to prohibit DAB from acquiring or holding, solely as an investment, publicly traded securities of any corporation so long as such securities do not, in the aggregate, constitute more than five percent (5%) of any class or series of outstanding securities of such corporation.

(b)       In addition, for a period of one (1) year after DAB leaves the employ of ANCONA, DAB shall not solicit business, accept business from, or deal with any client, customer or account of ANCONA in connection with any business activity which is competitive with the business of ANCONA, nor shall he solicit for employment any person who was or is an employee of ANCONA at any time prior to or during the term of this Agreement, except for the sole and exclusive benefit of ANCONA. This section (b) shall not prohibit any activities permitted by 7(a) above.

(c)       During the period the restrictions on competition imposed by this Section 7 are in effect, DAB shall be entitled to and ANCONA shall continue to pay and provide to DAB, the compensation and benefits provided for hereunder for the then fiscal year as if such termination had not occurred. To the extent such period or any portion is subsequent to the Term, the compensation and benefits to be paid and provided to DAB shall be at rates not less than as provided for in this Agreement for that period.

(d)       In the event DAB shall breach this restrictive covenant, DAB shall forfeit all rights to future compensation and benefits pursuant to the terms of this Agreement.

8.	Specific Remedies.

If DAB commits a breach of any of the provisions of Sections 6 or 7 hereof, such violation shall be deemed to be grounds for termination pursuant to Section 5(a) hereof then ANCONA shall have (i) the right to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to ANCONA and that money damages will not provide an adequate remedy to ANCONA.

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9.	Independence, Severability and Non-Exclusivity.

Each of the rights enumerated in Sections 6 or 7 hereof and the remedies enumerated in Section 8 hereof shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to ANCONA at law or in equity. If any of the covenants contained in Sections 6 or 7, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. The parties intend to and do hereby confer jurisdiction to enforce the covenants contained in Sections 6 or 7 and the remedies enumerated in Section 8 upon the courts of any state of the United States and any other governmental jurisdiction within the geographical scope of such covenants. If any of the covenants contained in Sections 6 or 7 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form said provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect ANCONA’s right to the relief provided in Section 8 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

10.	Successors.

The Agreement and all rights of the parties hereunder shall inure to the benefit of, and be enforceable by, the parties’ successors, heirs and distributees.

11.	Notices.

All notices, consents or other communications required or permitted to be given by any party hereunder shall be in writing (including telecopy or other similar writing) and shall be given by personal delivery, certified or registered mail, postage prepaid, or telecopy (or other similar writing) as follows:

To ANCONA:

ANCONA Mining Corp.

1035 rue Laurier West

Suite 200

Ouremont, Quebec H2V 2L1

Attn: Human Resources Dept.

or at such other address or telecopy number (or other similar number) as either party may from time-to-time specify to the other. Any notice, consent or other communication required or permitted to be given hereunder shall have been deemed to be given on the date of mailing, personal delivery or telecopying or other similar means thereof and shall be conclusively

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presumed to have been received on the second business day following the date of mailing or, in the case of personal delivery or telecopy or other similar means, the day of delivery thereof, except that a change of address shall not be effective until actually received.

12.	Modifications and Waivers

No term, provision or condition of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board of Directors of ANCONA and is agreed to in writing and signed by the Chairman. No waiver by either party hereto of any breach by the other party hereto of any term, provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13.	Entire Agreement.

This Agreement constitutes the entire understanding between the parties hereto relating to the subject matter hereof, superseding all negotiations, prior discussions, preliminary agreements and agreements relating to the subject matter hereof made prior to the date hereof.

14.	Law Governing.

Except as otherwise explicitly noted, this Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec, Canada (without giving effect to conflicts of law).

15.	Invalidity.

Except as otherwise specified herein, the invalidity or unenforceability of any term or terms of this Agreement shall not invalidate, make unenforceable or otherwise affect another term of this Agreement which shall remain in full force and effect.

16.	Headings.

The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

The parties have agreed that this agreement be drafted in English. Les parties ont convnue que cette convention soit redigee en anglais. IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth above.

DAB	ANCONA, INC.

By /s/ Gerard Dab	By /s/ Lou Lombardo
Gerard Dab CEO & Chairman of the Board	Lou Lombardo Chairman of the Audit Committee

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